Exhibit 99.1

SBA Communications Announces Executive Officer Retirement and Appointments

February 2, 2024

BOCA RATON, FL–(BUSINESS WIRE)–SBA Communications Corporation (NASDAQ: SBAC) (“SBA” or the “Company”) today announced that long-term industry veteran, Jason Silberstein, Executive Vice President, Site Leasing will retire from his current title and role effective August 1, 2024.

Succeeding Mr. Silberstein will be Donald Day. Mr. Day has been with SBA for 13 years, most recently serving as Senior Vice President, Services. We are also pleased to announce that Nichole Thomas, currently the Company’s Vice President, Site Development Services, will transition into the role previously held by Mr. Day. The appointments of Mr. Day and Ms. Thomas will each become effective on August 1, 2024.

“On behalf of our Board of Directors and all of our team members, I want to congratulate Jason on his tremendous 30-year career with SBA and extend the deepest appreciation for all his contributions to our growth and success. Jason’s leadership and industry expertise were critical in growing SBA into the organization we are today,” stated Brendan Cavanagh, President and Chief Executive Officer of SBA Communications. “In addition, I would like to congratulate Donald and Nichole on their new positions. They are each highly respected in the industry and have proven track records of leading high functioning teams. Our thoughtful leadership succession process has positioned us for a seamless transition, and we expect our growth, customer service and value creation to continue uninterrupted.”

Mr. Day has served as our Senior Vice President, Services since May 2018 and currently oversees all of our services operations in the United States. He joined SBA in May 2011 as the North Regional Vice President and was promoted to Vice President – Services in January 2013. Prior to joining SBA, Mr. Day was a Vice President at General Dynamics, a defense industry contractor, from January 2004 to May 2011, where he was responsible for managing the market and budget objectives of wireless deployment teams throughout the United States. Prior to General Dynamics, Mr. Day served in a variety of roles within the wireless services and infrastructure industry and earlier served four years in the United States Army.

Ms. Thomas joined SBA in June 2023 and currently serves as Vice President, Site Development Services, leading the Company’s domestic new tower development and delivery of site development services for all major customers. Ms. Thomas has over 25 years of experience as a telecommunications industry executive with a history in network build strategy with companies such as DISH, Ericsson, SAC Wireless (a Nokia company), and Sprint. She has led large-scale programs and national site deployment efforts across all areas of the country. Before joining SBA, Ms. Thomas served as Regional Vice President of Network Deployment and Operations at Dish Wireless, spearheading the initial deployment of the first Open RAN, cloud-native 5G network in the United States.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 39,000 communications sites in 15 markets throughout the Americas, Africa and in Asia, SBA is listed on NASDAQ under the symbol SBAC. Our organization is part of the S&P 500 and is one of the top Real Estate Investment Trusts (REITs) by market capitalization. For more information, please visit: www.sbasite.com.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the future operations of SBA, the ability of our new management team to continue to deliver growth, customer service and value creation and our ability to take advantage of the future growth opportunities of SBA. These forward-looking statements may be affected by risks and uncertainties in the Company’s business and market conditions as well as other important factors that may have affected, and could in the future affect, the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These factors include, but are not limited to: (1) the impact of recent macro-economic conditions, including increasing interest rates, inflation and financial market volatility on (a) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (b) the Company’s business and results of operations, and on foreign currency exchange rates and (c) consumer demand for wireless services; (2) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in those markets in which we operate; (3) the Company’s ability to successfully acquire sites that meet our return criteria, manage any risks associated with its acquired sites, effectively integrate such sites into its business and achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; and (5) the impact of continued consolidation among wireless service providers in the U.S. and internationally. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s SEC filings, including the SBA Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of SBA.

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

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